Exhibit 107

Calculation of Filing Fee Tables

S-3
(Form Type)

Red Cat Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	13,275,000	$5.28		$70,092,000	0.00015310	$10,731.09.
Fees Previously Paid									$--
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$	. 70,092,000		$10,731.09.
	Total Fees Previously Paid								$--
	Total Fee Offsets								--
	Net Fee Due								$10,731.09

(1)	Represents up to 1,000,000 shares of common stock issuable upon exercises of a Warrant and up to 12,375,000 shares of common stock issuable upon conversions of a Note at the minimum conversion price set forth therein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of a share of common stock as reported on the Nasdaq Capital Market on November 12, 2024.